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                                                                    EXHIBIT 99.1


                       RELIANT ENERGY SHAREHOLDERS APPROVE
                      MAJOR STEP IN CORPORATE RESTRUCTURING

         HOUSTON, December 17, 2001 -- Reliant Energy (NYSE: REI) shareholders today approved a major step in a corporate restructuring that will ultimately divide the company into a regulated energy delivery company named CenterPoint Energy and a competitive energy services provider called Reliant Resources.

         Reliant Energy announced the plan to separate into two companies in July of 2000. In May of 2001, Reliant Resources (NYSE: RRI), which participates in the competitive segments of the electric power and energy services industry, sold about 20 percent of its shares to the public in an initial public offering. Reliant Energy owns the remaining shares of Reliant Resources.

         The step approved by shareholders today was the formation of a new holding company called CenterPoint Energy for both the regulated energy delivery business and Reliant Resources. This holding company structure satisfies commitments made to the Texas Public Utility Commission in the move to retail electric competition. After formation of the new holding company, shares of Reliant Energy will automatically be converted into shares of CenterPoint Energy, which will trade under the symbol CEP on the New York and Chicago Stock Exchanges.

         Upon receipt of the required approvals, CenterPoint Energy will spin off the unregulated company by distributing its shares of Reliant Resources to its shareholders. The two companies will then be separately owned public companies, and CenterPoint Energy will include only the regulated energy delivery businesses that currently are part of Reliant Energy. These include electricity transmission and distribution, natural gas distribution, pipelines and gathering and, initially, the company's power generation facilities in the Houston area that are currently regulated.

          Reliant Resources provides wholesale and retail energy services under the Reliant Energy brand. Its businesses include unregulated power generation, wholesale energy trading and marketing and retail energy marketing.

         "Both CenterPoint Energy and Reliant Resources will include sizeable and well-established business operations," Reliant Energy Chairman, President and CEO Steve Letbetter told shareholders in attendance at the special shareholders' meeting. "However, regulated energy delivery is very different from competitive energy services, and each represents a distinct type of investment. We expect CenterPoint Energy to appeal to investors who are interested in a reliable dividend income stream and the slower, but consistent growth characteristic of regulated businesses. Reliant Resources, on the other hand, has attracted growth and value-oriented investors who are more tolerant of risk," he said.

         Although the dividend for CenterPoint Energy has not been established, Letbetter noted that the company expects to maintain a dividend payout comparable to other regulated utilities. "That would suggest a payout somewhere greater than 50 percent of earnings per share. We continue to expect CenterPoint Energy's 2002 earnings to be in the range of $1.17 to $1.22 per share," he said. Reliant Resources does not pay a dividend.

         The timing of the formation of the new holding company and the Reliant Resources spin-off depends on several governmental approvals, including the IRS and the SEC. However Reliant Energy expects to complete both steps during the first quarter of 2002.

         Reliant Energy, based in Houston, Texas, is an international energy services and energy delivery company with approximately $48 billion in annual revenue and total assets exceeding $31 billion. The company has nearly 25,000 megawatts of power generation in operation in the U.S. and is one of only three companies to rank among both the five largest power marketers and the five largest natural gas marketers in North America. The company also has wholesale trading and marketing operations and nearly 3,500 megawatts of power generation in Western Europe. Reliant Energy's retail marketing and distribution operations serve nearly four million electricity and natural gas customers in the U.S. Reliant Energy currently owns approximately 80 percent of the shares of Reliant Resources.
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         This news release includes forward-looking statements. Actual events and results may differ materially from those projected. Factors that could affect actual results include the timing and impact of future regulatory and legislative decisions, effects of competition, weather variations, changes in Reliant Energy's, business plans, financial market conditions and other factors discussed in Reliant Energy's filings with the Securities and Exchange Commission.

         In connection with the proposed holding company formation by Reliant Energy, CenterPoint Energy and Reliant Energy have filed a joint proxy statement/prospectus with the Securities and Exchange Commission. Investors and security holders are urged to carefully read the joint proxy statement/prospectus regarding the proposed transactions, because it contains important information. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing information about CenterPoint Energy and Reliant Energy, without charge, at the SEC's web site at www.sec.gov. Copies of the joint proxy statement/prospectus and the SEC filings that are incorporated by reference in the joint proxy statement/prospectus may also be obtained for free by directing a request to Reliant Energy, Incorporated, Investor's Services Department, P.O. Box 4505, Houston, Texas 77210-4505, Phone: (800) 231-6406 or (713) 207-3060.